Exhibit 99.1

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Record Second Quarter

And Year-to-Date Earnings And Continued Strong Asset Quality

ARLINGTON, Va., Tuesday, July 17, 2007—Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the second quarter and six months ended June 30, 2007.

Second Quarter 2007 Highlights:

•                  Net income of $6.9 million representing a 9.6% increase over second quarter 2006

•                  Diluted earnings per share up 12.0% to $0.28

•                  Loans and deposits up 19.7% and 22.2%, respectively, since June 30, 2006,

•                  Twenty-first branch opened in Ashburn, Virginia (first in Loudoun County)

Peter A. Converse, Chief Executive Officer, commented, “Despite the ongoing challenging banking environment, Virginia Commerce again posted strong performance metrics.  We’re especially proud of our record earnings resulting in diluted earnings per share of $0.28 for the quarter, a 12.0% increase over the same period last year.  Earnings benefited from year-over-year increases of almost 20% and 14% in loans and non-interest income, respectively, as well as a 66% decrease in loan loss provisions.  The provision expense declined due to sequential reductions in non-performing and other identified problem loans as well as residential construction loans which require higher reserves.  While overall loan growth was robust over the last twelve months, it has slowed sequentially over the last two quarters due to unusually high pay-off levels and the effect of heightened competition on the rate of approved loan closings.  Nonetheless, our loan backlog is strong and 20% loan growth for 2007 is attainable depending on the continued constraint of pay-offs and competition.”

Converse continued, “Deposit growth continues to benefit from promotions of at least five product lines as well as new branch openings.  Our first branch in high income, high growth Loudoun County opened in May and will be followed by three more new branches over the next few months in Fredericksburg, Centreville, and Leesburg (also Loudoun County).  We decided to limit our branching for 2007 to four new locations to more readily maintain quality growth in a very competitive market.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Second quarter earnings of $6.9 million increased $601 thousand, or 9.6%, over 2006 second quarter earnings of $6.3 million. On a diluted per share basis, second quarter 2007 earnings were $0.28 compared to $0.25 for the second quarter of 2006, an increase of 12.0%. For the six months ended June 30, 2007, earnings of $13.4 million represents an 11.3% increase over the $12.0 million earned for the same period in 2006, with diluted earnings per share of $0.54 increasing 12.5%. The increases in net income for both the quarter and year-to-date were due to a 7.5% and 9.1% increase in net interest income, a 13.8% and 11.3% increase in non-interest income, and a 68.6% and 66.3% decline in loan loss provisions.

Net Interest Income

Net interest income for the second quarter of $18.7 million was up 7.5% compared with $17.3 million for the same quarter last year due to strong loan growth, as the net interest margin declined from 4.19% in the second quarter of 2006 to 3.75% for the current three-month period. Year-to-date net interest income of $36.5 million was up 9.1%, compared to $33.5 million in 2006, again due to strong loan growth as the net interest margin for the six-month period declined from 4.23% in 2006, to 3.75%. On a sequential basis, the margin was up one basis point from 3.74% in the first quarter of 2007.

The year-over-year declines in the net interest margin continue to be the result of significantly higher short-term rates on savings, money market and time deposit accounts, a shift of funds in 2006 from lower rate interest-bearing checking accounts to the higher rate accounts, and ongoing strong competition for deposits in the local market. These factors resulted in a 76 basis point increase in the cost of funds year-over-year, compared to a 26 basis point increase in the yield on interest-earning assets. Despite the one basis point increase in the margin quarter-over-quarter, which was due to an eighteen basis point improvement in the yield on investment securities and only a four basis point increase in the cost of funds, management expects net interest margin pressure to continue in the second half of 2007. This is due to continued high short-term interest rates and competitive pressures on deposit and loan rates in the Company’s market area.  However, the rate of compression continues to decelerate and is expected to bottom out in the second half of the year.  As a result, we expect the margin for the remainder of 2007 to remain in the 3.60% to 3.75% range.

Non-Interest Income

Non-interest income of $2.0 million in the second quarter was up 13.8% from the $1.7 million for  the same period in 2006 and was up $391 thousand, or 11.3%, on a year-to-date basis with increases in all categories. Compared to the first quarter of 2007, non-interest income is up $113 thousand, due mostly to higher fees and net gains on mortgage loans held-for-sale. Management expects only slight improvement in the non-interest income categories, including fees and net gains from mortgage lending activities, over the rest of 2007.

Non-Interest Expense

Non-interest expense increased $1.5 million, or 16.7%, from $8.5 million in the second quarter of 2006, to $9.9 million, and was up $2.7 million, or 16.2%, from $16.7 million for the six months ended June 30, 2006, to $19.4 million year-to-date. Compared to the first quarter of 2007, non-interest expense is up $408 thousand, or 4.3%. The year-over-year increases were due to the opening of the Bank’s twentieth and twenty-first branch locations in August 2006 and May 2007, the hiring of additional loan and business development officers, other staffing and facilities expansion to support loan and deposit growth, and the resumption of FDIC insurance premiums in the second quarter of 2007. As a result of these increases in expenses, the efficiency ratio rose from 44.5% in the second quarter of 2006 to 48.0% in the current period and to 47.9% on a year-to-date basis. Management expects higher levels in all non-interest expense categories for the remainder of 2007 with the opening of three additional branch locations. However, it is expected that the efficiency ratio will continue to remain in the high forties.

Loans

Over the past year, loans, net of allowance for loan losses, increased $286.0 million, or 19.7%, from $1.45 billion at June 30, 2006, to $1.74 billion at June 30, 2007. The majority of loan growth occurred in non-farm, non-residential real estate loans and real estate construction loans, rising 18.9% and 16.8%, respectively, while commercial loans also increased 30.6%. Since December 31, 2006, loans are up $108.0 million, or 6.6%, and are up $48.2 million, or 2.9%, since March 31, 2007.  Loan growth in 2007 has been impacted by an unusually higher level of run-off with total run-off of $188.3 million compared to $117.4 million in 2006. Management expects slightly higher levels of loan growth for the remainder of 2007 based on a strong current pipeline.

Deposits

Since June 30, 2006, deposits have increased $317.1 million, or 22.2%, from $1.43 billion to $1.74 billion with savings and interest-bearing demand deposits increasing by $106.4 million, and time deposits growing by $210.6 million. Year-to-date deposits are up $139.5 million, or 8.7%, with demand deposits having increased $18.9 million, savings and interest-bearing demand deposits increasing $44.9 million, and time deposits growing by $75.7 million. Sequentially, deposits rose $34.7 million, with demand deposits increasing $13.7 million, savings and interest-bearing demand deposits increasing $18.3 million and time deposits rising only $2.7 million during the period.

Repurchase Agreements

Repurchase agreements, the majority of which represent funds of significant demand deposit customers, increased $38.8 million, or 31.2% from $124.4 million at June 30, 2006, to $163.0 million at June 30, 2007, and increased $14.2 million, or 9.5%, year-to-date.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $300 thousand for the three months ended June 30, 2007, compared to $955 thousand in the same period in 2006. This was due to a sequential decrease in non-performing loans from $3.9 million to $3.2 million, lower net loan growth of $48.2 million for the second quarter of 2007 as compared to growth of $83.2 million for the prior year quarter, and a sequential decrease in other identified potential problem loans, which, although well-secured and currently performing, but requiring higher reserve levels, fell from $4.3 million at March 31, 2007, to $3.6 million at June 30, 2007. In addition, residential construction loans, which require high levels of reserves, fell $26.6 million during the quarter, while residential mortgages, which require lower reserve levels, rose $19.8 million. As a result, the allowance for loan losses to total loans declined from 1.08% at March 31, 2007, to 1.06%.

Stockholders’ Equity

Stockholders’ equity is up $27.5 million, or 22.0%, from $125.1 million at June 30, 2006, to $152.6 million at June 30, 2007, on earnings of $25.9 million over the twelve month period, a $438 thousand increase in other comprehensive income and $1.2 million from proceeds and tax benefits related to the exercise of stock options by company directors, officers and employees and stock option expense credits.  On May 1, 2007, a ten percent stock dividend was paid, increasing the number of shares outstanding by 2.2 million to 23.9 million as of quarter-end. This is the twelfth consecutive year that a stock dividend or split has been paid.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on July 17, 2007, at 11:00 a.m. Eastern Daylight Time to discuss the second quarter 2007 financial results. The public is invited to listen to this conference call by dialing 866-814-1919 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on July 17, 2007, until 11:59 p.m. Eastern Daylight Time on July 24, 2007. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering passcode 1112755.

ABOUT VIRGINIA COMMERCE BANCORP

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-one branch offices, two residential mortgage offices and two investment services offices, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120   wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Summary Operating Results:
Interest and dividend income	$37,779	$30,594	23.5%	$73,886	$57,835	27.8%
Interest expense	19,123	13,246	44.4%	37,341	24,335	53.4%
Net interest and dividend income	18,656	17,348	7.5%	36,545	33,500	9.1%
Provision for loan losses	300	955	-68.6%	660	1,960	-66.3%
Non-interest income	1,975	1,735	13.8%	3,837	3,446	11.3%
Non-interest expense	9,897	8,484	16.7%	19,386	16,678	16.2%
Income before income taxes	10,434	9,644	8.2%	20,336	18,308	11.1%
Net income	$6,879	$6,278	9.6%	$13,353	$11,992	11.3%

Performance Ratios:
Return on average assets	1.34%	1.47%		1.32%	1.47%
Return on average equity	18.41%	20.64%		18.40%	20.40%
Net interest margin	3.75%	4.19%		3.75%	4.23%
Efficiency ratio (1)	48.00%	44.46%		47.90%	45.14%

Per Share Data: (2)
Net income-basic	$0.29	$0.26	11.5%	$0.56	$0.51	9.8%
Net income-diluted	$0.28	$0.25	12.0%	$0.54	$0.48	12.5%
Average number of shares outstanding:
Basic	23,904,123	23,606,427		23,894,732	23,497,800
Diluted	24,941,947	25,045,764		24,946,583	24,952,496

		As of June 30,
		2007	2006	% Change
Selected Balance Sheet Data:
Loans, net		$1,737,852	$1,451,864	19.7%
Investment securities		265,169	204,793	29.5%
Assets		2,113,547	1,728,666	22.3%
Deposits		1,745,456	1,428,393	22.2%
Stockholders’ equity		152,612	125,073	22.0%
Book value per share (2)		$6.38	$5.29	20.6%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company		10.29%	10.84%
Bank		7.83%	7.91%
Total qualifying capital:
Company		11.27%	11.91%
Bank		11.05%	11.67%

Asset Quality
Non-performing assets:
Impaired loans		$3,232	$1,910	69.2%
Non-accrual loans		3	562	-99.5%
Total non-performing loans		$3,235	$2,472	30.9%
Loans 90+ days past due and still accruing		461	136	239.0%
Total non-performing assets and past due loans		$3,696	$2,608	41.7%

Non-performing loans
to total loans:		0.18%	0.17%
to total assets:		0.15%	0.14%
Non-performing loans and past due loans
to total loans:		0.21%	0.18%
to total assets:		0.17%	0.15%
Allowance for loan losses to total loans		1.06%	1.07%
Net charge-offs (recoveries)		$25	$80
Net charge-offs to average loans outstanding		0.001%	0.01%

	As of June 30,
	2007	2006	% Change
Loan Portfolio:
Commercial	$194,327	$148,828	30.6%
Real estate-one to four family residential	218,113	167,950	29.9%
Real estate-multifamily residential	50,174	53,703	-6,6%
Real estate-nonfarm, nonresidential	762,014	640,762	18.9%
Real estate-construction	530,139	453,712	16.8%
Consumer	7,088	7,659	-7.5%
Total loans	$1,761,855	$1,472,614	19.6%
Less unearned income	5,266	5,049	4.3%
Less allowance for loan losses	18,737	15,701	19.3%
Loans, net	$1,737,852	$1,451,864	19.7%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$190,661	$145,904	30.7%
Domestic corporate debt obligations	9,525	6,048	57.5%
Obligations of states and political subdivisions	15,093	1,351	1,017.2%
Restricted stock:
Federal Reserve Bank	1,442	1,442	—
Federal Home Loan Bank	3,506	3,034	15.6%
Community Bankers’ Bank	55	55	—
	$220,282	$157,834	39.6%
Held-to-maturity:
U.S. Government Agency obligations	$33,018	$37,994	-13.1%
Obligations of states and political subdivisions	11,869	8,965	32.4%
	$44,887	$46,959	-4.4%

(1)             Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)             Adjusted to give effect to a 10% stock dividend in May 2007.

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of June 30,
(Unaudited)

	2007	2006
Assets
Cash and due from banks	$33,650	$29,566
Interest-bearing deposits with other banks	1,109	1,055
Securities (fair value: 2007, $263,783; 2006, $202,935)	265,169	204,793
Federal funds sold	16,000	—
Loans held-for-sale	12,964	8,785
Loans, net of allowance for loan losses of $18,737 in 2007 and $15,701 in 2006	1,737,852	1,451,864
Bank premises and equipment, net	10,903	8,322
Accrued interest receivable	10,890	7,490
Other assets	25,010	16,791
Total assets	$2,113,547	$1,728,666
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$205,848	$205,795
Savings and interest-bearing demand deposits	504,413	397,968
Time deposits	1,035,195	824,630
Total deposits	$1,745,456	$1,428,393
Securities sold under agreement to repurchase and federal funds purchased	163,041	124,252
Trust preferred capital notes	44,344	44,344
Accrued interest payable	5,945	4,071
Other liabilities	2,149	2,533
Total liabilities	$1,960,935	$1,603,593
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and un-issued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2007, 23,914,992; 2006, 21,501,026	23,915	21,501
Surplus	72,772	30,663
Retained earnings	57,805	75,227
Accumulated other comprehensive loss, net	(1,880)	(2,318)
Total stockholders’ equity	$152,612	$125,073
Total liabilities and stockholders’ equity	$2,113,547	$1,728,666

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Interest and dividend income:
Interest and fees on loans	$34,515	$28,098	$67,315	$53,466
Interest and dividends on investment securities:
Taxable	2,920	2,012	5,596	3,597
Tax-exempt	163	60	253	120
Dividends	74	64	140	127
Interest on deposits with other banks	17	13	35	26
Interest on federal funds sold	90	347	547	499
Total interest and dividend income	$37,779	$30,594	$73,886	$57,835
Interest expense:
Deposits	$16,756	$11,379	$32,946	$20,550
Securities sold under agreement to repurchase and federal funds purchased	1,585	1,109	2,836	2,065
Other borrowed funds	—	—	—	216
Trust preferred capital notes	782	758	1,559	1,504
Total interest expense	$19,123	$13,246	$37,341	$24,335
Net interest income:	$18,656	$17,348	$36,545	$33,500
Provision for loan losses	300	955	660	1,960
Net interest income after provision for loan losses	$18,356	$16,393	$35,885	$31,540
Non-interest income:
Service charges and other fees	$820	$796	$1,660	$1,611
Non-deposit investment services commissions	193	136	377	227
Fees and net gains on loans held-for-sale	769	705	1,430	1,422
Other	193	98	370	186
Total non-interest income	$1,975	$1,735	$3,837	$3,446
Non-interest expense:
Salaries and employee benefits	$5,785	$4,911	$11,321	$9,731
Occupancy expense	1,628	1,289	3,244	2,556
Data processing expense	430	465	997	942
Other operating expense	2,054	1,819	3,824	3,449
Total non-interest expense	$9,897	$8,484	$19,386	$16,678
Income before taxes on income	$10,434	$9,644	$20,336	$18,308
Provision for income taxes	3,555	3,366	6,983	6,316
Net Income	$6,879	$6,278	$13,353	$11,992
Earnings per common share, basic (1)	$0.29	$0.26	$0.56	$0.51
Earnings per common share, diluted (1)	$0.28	$0.25	$0.54	$0.48

(1)             Adjusted to give effect to a 10% stock dividend in May 2007.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended June 30,
(Unaudited)

	2007			2006
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$260,680	$3,157	4.92%	$200,856	$2,136	4.29%
Loans, net of unearned income (2)	1,733,803	34,515	7.99%	1,431,803	28,098	7.76%
Interest-bearing deposits in other banks	1,213	17	5.64%	1,052	13	4.95%
Federal funds sold	6,879	90	5.18%	29,144	347	4.71%
Total interest-earning assets	$2,002,575	$37,779	7.58%	$1,662,855	$30,594	7.38%
Other assets	61,465			49,328
Total Assets	$2,064,040			$1,712,183

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$159,701	$673	1.69%	$183,869	$755	1.65%
Money market accounts	227,913	2,258	3.97%	193,969	1,628	3.37%
Savings accounts	106,170	1,172	4.43%	17,080	23	0.54%
Time deposits	1,011,207	12,653	5.02%	831,299	8,973	4.33%
Total interest-bearing deposits	$1,504,991	$16,756	4.47%	$1,226,217	$11,379	3.72%
Securities sold under agreement to repurchase and federal funds purchased	160,953	1,585	3.95%	110,164	1,109	4.04%
Other borrowed funds	—	—	—	—	—	—
Trust preferred capital notes	43,000	782	7.20%	43,000	758	6.97%
Total interest-bearing liabilities	$1,708,944	$19,123	4.49%	$1,379,381	$13,246	3.85%
Demand deposits and other liabilities	205,237			210,822
Total liabilities	$1,914,181			$1,590,203
Stockholders’ equity	149,859			121,980
Total liabilities and stockholders’ equity	$2,064,040			$1,712,183
Interest rate spread			3.09%			3.53%
Net interest income and margin		$18,656	3.75%		$17,348	4.19%

(1)             Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)             Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.5 million  for both the three months ended June 30, 2007 and 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Six Months Ended June 30,
(Unaudited)

	2007			2006
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$251,088	$5,989	4.83%	$187,514	$3,844	4.14%
Loans, net of unearned income (2)	1,701,409	67,315	7.98%	1,388,348	53,466	7.77%
Interest-bearing deposits in other banks	1,269	35	5.64%	1,052	26	4.95%
Federal funds sold	20,928	547	5.20%	21,413	499	4.63%
Total interest-earning assets	$1,974,694	$73,886	7.56%	$1,598,327	$57,835	7.30%
Other assets	60,525			46,618
Total Assets	$2,035,219			$1,644,945

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$158,356	$1,321	1.68%	$189,943	$1,566	1.66%
Money market accounts	232,366	4,547	3.95%	167,334	2,633	3.17%
Savings accounts	92,159	1,979	4.33%	17,832	48	0.54%
Time deposits	1,013,631	25,099	4.99%	789,723	16,303	4.16%
Total interest-bearing deposits	$1,496,512	$32,946	4.44%	$1,164,832	$20,550	3.56%
Securities sold under agreement to repurchase and federal funds purchased	145,786	2,836	3.92%	105,342	2,065	3.95%
Other borrowed funds	—	—	—	9,116	216	4.72%
Trust preferred capital notes	43,000	1,559	7.21%	43,000	1,504	6.96%
Total interest-bearing liabilities	$1,685,298	$37,341	4.47%	$1,322,290	$24,335	3.71%
Demand deposits and other liabilities	203,564			204,110
Total liabilities	$1,888,862			$1,526,400
Stockholders’ equity	146,357			118,545
Total liabilities and stockholders’ equity	$2,035,219			$1,644,945
Interest rate spread			3.09%			3.59%
Net interest income and margin		$36,545	3.75%		$33,500	4.23%

(1)             Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)             Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2.8 million and $2.9 million for the six months ended June 30, 2007 and 2006, respectively.